EXHIBIT 99.1

Premier Online Wholesaler and Closeout Company DollarDays International has Merged with Insignia Solutions

Scottsdale, AZ - June 26, 2008 - Insignia Solutions PLC (INSGY.PK) (“Insignia”) today announced it has merged with DollarDays International, Inc. (“DollarDays”), a leading online wholesaler and closeout company that assists small businesses in competing against larger enterprises.

Under the terms of the agreement, DollarDays’ business assets and operations were merged into a subsidiary of Insignia in exchange for the issuance of American Depository Receipts (“ADRs”) for approximately 73.3 million Insignia ordinary shares to DollarDays’ shareholders. This will result in a combined company that has generated unaudited revenues for the five months ended May 31, 2008 of just over $4.0 million, and has approximately $3.0 million in cash and cash equivalents after closing of the transaction.

After the transaction, which closed on June 23, 2008, and after the issuance of approximately 7.7 million ADRs that raised $1.0 million in a concurrent private financing transaction, current Insignia ADR holders will own approximately 37% of the ongoing combined company. Approximately 52 million new ADRs will be issued at this time, and the remainder will be issued following shareholder authorization of an increase in Insignia’s authorized share capital. The merger did not require approval by Insignia shareholders.

Upon completion of the deal, Peter Engel, Chairman and Chief Executive Officer of DollarDays, was appointed to the same positions of Insignia.

Peter Engel, commented, “We are thrilled to have completed this merger with Insignia. This is a significant step in the advancement of our company. Not only will this transaction provide us with greater access to raising capital, but it will also allow us to use our shares as currency for strategic acquisitions within the multi-billion dollar small-reseller market.”

Engel continued, “DollarDays operates in an attractive market with the potential to grow rapidly. We believe that with prudent use of the cash within the company, we can significantly increase our growth rate and deliver value to shareholders.”

Concurrent with the transaction, Insignia announced the settlement of the previously announced indemnification claim against it by Smith Micro Software, Inc. In March 2008, Smith Micro made claims aggregating between $3.5 and $6.5 million against indemnifications given at the time of a previous asset sale. Rather than proceeding with a potentially lengthy and costly arbitration process, Insignia and Smith Micro agreed to release all claims against each other, and Insignia agreed to pay Smith Micro $500,000 and waive any claim to a $1.5 million holdback amount held by Smith Micro.

Conference Call

Insignia will host a conference call to discuss the transaction with DollarDays on Friday, June 27, 2008 at 6PM ET. To access the conference call, please dial 800-254-5933 and reference pass code 53546724.

About Dollar Days International, Inc.
DollarDays is a premier online wholesaler and closeout company helping small businesses and entrepreneurs to compete against larger enterprises who buy bulk wholesale merchandise products. DollarDays offers 25,000 high quality goods at wholesale and bulk prices. Products are sold by the case and prices of our wholesale supplies are as cheap, or in many cases cheaper, than wholesale suppliers who buy in bulk. DollarDays prides itself on being a wholesaler who supplies existing businesses buying wholesale products as well as helping entrepreneurs open new stores and businesses. The essence of the company’s business is that it is able to buy from manufacturers and importers at prices that chain stores pay when buying in large quantities - but have those suppliers ship to DollarDay’s customers directly in single case lots with no minimum purchase requirement. Hence the company’s slogan: “Sold by the case; priced by the truckload”.

About Insignia Solutions
Insignia is a United Kingdom legal entity listed on the National Daily Quotations Journal under the symbol INSGY.PK. Following the sale of substantially all of its assets to Smith Micro Software Inc. on April 4, 2007 Insignia held cash of approximately $5 million and had a receivable of $1.5 million related to a holdback of sale proceeds retained by Smith Micro for 1 year following the sale. In March 2008 Smith Micro made claims aggregating between $3.5 and $6.5 million against indemnifications given at the time of the asset sale. For additional information about Insignia please visit http://www.insignia.com.

Forward-Looking Statements
Certain statements in this press release relating to matters that are not historical are forward-looking statements under federal securities laws, and Insignia intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to, increased access to capital, the availability of acquisitions on terms we might find advantageous, our ability to increase revenues, our growth rate, our ability to complete and file our delinquent SEC reports, the market for our products, and the ability of the company’s management, individually or collectively, to guide the company in a successful manner. Further details on these and other risks are set forth in Insignia Solutions' filings with the Securities and Exchange Commission, including its most recent filings on Forms 10-K and 10-Q. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. Insignia Solutions does not undertake an obligation to update forward-looking or other statements in this release.

For more information, please contact:
George Monk
Insignia Solutions, PLC
(408) 446-1025